Exhibit 99.3

Press Release

BioPharmX Corporation Closes Direct Investment

MENLO PARK, Calif., Dec. 10, 2015 /PRNewswire/ — BioPharmX Corporation (NYSE MKT: BPMX), a specialty pharmaceutical company focusing on dermatology and women’s health, today announced the closing of a direct investment of approximately $5.9 million through the sale of 4,100,000 shares of the Company’s common stock at a purchase price of $1.43 per share to investment vehicles of Franklin Advisers.

“This investment is an important recognition of the value that our pipeline promises and will help us accelerate our efforts to fulfill the unmet medical and wellness needs of patients,” said Jim Pekarsky, BioPharmX CEO. “It will support our Violet marketing programs, facilitate clinical trials for our topical acne treatment and help us advance additional pipeline initiatives.”

The securities sold in this private placement have not been registered under the Securities Act of 1933, as amended, and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements. As part of the transaction, the Company has agreed to file a resale registration statement on Form S-3 with the Securities and Exchange Commission within three months of the closing for purposes of registering the resale of the shares of common stock issued in the private placement. CRT Capital Group LLC acted as a financial advisor to the Company.

About BioPharmX™ Corporation

BioPharmX Corporation (NYSE MKT: BPMX) is a Silicon Valley-based specialty pharmaceutical company, which seeks to provide products through proprietary platform technologies for prescription, over-the-counter (“OTC”), and supplement applications in the health and wellness markets, including dermatology and women’s health. To learn more about BioPharmX, visit www.BioPharmX.com.

Forward-Looking Statements

The information in this press release contains forward-looking statements and information within the meaning of Section 27A of the Securities Act of 1933, as amended, or the Securities Act, and Section 21E of the Securities Exchange Act of 1934, as amended, or the Exchange Act, which are subject to the “safe harbor” created by those section. This press release contains forward-looking statements about the company’s expectations, plans, intentions, and strategies, including, but not limited to, statements regarding: the success of the commercialization of VI2OLET iodine, the successful advancement of the Company’s product candidates and development pipeline and the expected use of proceeds from this offering. These forward-looking statements may be identified by words such as “plan”, “expect,” “anticipate,” “believe,” or similar expressions that are intended to identify such forward-looking statements. These forward-looking statements involve risks and uncertainties, as well as assumptions, which, if they do not fully materialize or prove incorrect, could cause our results to differ materially from those expressed or implied by such forward-looking statements. The risks and uncertainties include those described in the company’s filings with the Securities and Exchange Commission. Given these risks and uncertainties, you are cautioned not to place undue reliance on such forward-looking statements. The forward-looking statements included in this news release are made only as of the date hereof and the company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as may be required under applicable securities law. BioPharmX and Violet are registered trademarks of BioPharmX, Inc.

For further information:

Media Contact

Nina Brauer, nbrauer@biopharmx.com (650) 889-5030

Investor Relations Contact

Lynn Pieper or Leigh Salvo, investors@biopharmx.com (415) 513-1281

Amato and Partners, LLC

Investor Relations Counsel

admin@amatoandpartners.com